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                                                                    EXHIBIT 23.4

                                                                    June 2, 1999

     Pursuant to the penultimate paragraph of our letter to the Board of Directors of First Financial Corporation dated June 1, 1999, we hereby consent to the use of our opinion attached as Appendix B to the Registration Statement on Form S-4 of National Commerce Bancorporation, and confirmed as of this date, and to the references to such opinion and to our firm contained in the section titled "--Opinion of Financial Advisor to FFC" of the Proxy Statement/Prospectus that is a part of said Registration Statement.

                                          Very truly yours,

                                          /s/ Morgan Keegan & Company, Inc.

                                          Morgan Keegan & Company, Inc.